EXHIBIT 11.1
                    PARACELSUS HEALTHCARE CORPORATION
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                   (In thousands, except per share data)

                                         Three Months Ended   Six Months Ended
                                             June 30,             June 30,
                                      ---------------------   ----------------
                                         1997        1996       1997    1996
                                      ----------   --------   ------- --------
PRIMARY:
(1) Net income (loss)                 $(3,017)     $(5,162)   $2,151  $(19,511)
                                        =====        =====     =====    ======
    Shares used in this computation:
    Weighted average common shares
      outstanding                      54,879       29,772    54,847    29,772
    Shares applicable to stock options
      and warrants, net of shares
      assumed to be purchased from
      proceeds at average market price      -            -     1,427         -
                                       ------       ------    ------    ------
(2) Total shares for net income
      per share computation            54,879       29,772    56,274    29,772
                                       ======       ======    ======    ======
    Income (loss) per share:
      Continuing operations           $ (0.05)     $ (0.04)  $  0.04  $  (0.14)
      Discontinued operations               -        (0.13)        -     (0.52)
                                        -----        -----      ----     -----
    Net income (loss) per share
        (1 divided by 2)              $ (0.05)     $ (0.17)  $  0.04  $  (0.66)
                                         ====        =====      ====     =====
FULLY DILUTED:
(3) Net income (loss) (1)             $(3,017)     $(5,162)  $ 2,151  $(19,511)
                                        =====        =====     =====    ======
    Shares used in this computation:
    Total primary shares (2)           54,879       29,772    56,274    29,772
    Shares applicable to stock options
      and warrants in addition to
      those used in primary computation,
      using period-end market
      price when higher than average        -            -         -         -
                                        -----       ------    ------    ------
(4) Total fully diluted shares         54,879       29,772    56,274    29,772
    Income (loss) per share:
      Continuing operations           $ (0.05)     $ (0.04)  $  0.04   $ (0.14)
      Discontinued operations               -        (0.13)        -     (0.52)
                                        -----         ----      ----     -----
    Net income (loss) per share
      (3 divided by 4)                $ (0.05)     $ (0.17)  $  0.04   $ (0.66)
                                        =====         ====      ====     =====